Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS

QUINCY, January 20, 2016 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced record earnings for the quarter and year ended December 31, 2015. For the year ended December 31, 2015, Plumas Bancorp (the “Company”) reported net income of $5.8 million an increase of $1.1 million or 23%, from $4.7 million during the twelve months ended December 31, 2014. Earnings per diluted share increased to $1.15 during the year ended December 31, 2015, up from $0.95 during 2014. Earnings for the three months ended December 31, 2015 totaled $1.6 million or $0.33 per diluted share, an increase of $304 thousand from $1.3 million or $0.27 per diluted share during the fourth quarter of 2014.

Andrew J. Ryback, president and chief executive officer of Plumas Bancorp and Plumas Bank, remarked, “The Board of Directors, executives and I are pleased to report record earnings for 2015. Driven by strong growth in revenues, including a $2 million increase in net-interest income and a $400 thousand increase in non-interest income, net income increased to a record $5.8 million in 2015; up over $1 million from 2014. In addition, we continue to experience strong growth in loans and deposits while decreasing our levels of nonperforming loans and loan charge-offs. Finally, we remain focused on responsible expense management.”

Ryback continued, "We’re also very pleased to announce that in December, 2015 we entered the Northern Nevada market with the opening of our first out-of-state branch located in Reno, Nevada. Additionally, we expanded our government guaranteed lending operations with the opening of a new loan production office located in Scottsdale, Arizona. Currently, Plumas Bank operates eleven full service branches in Northern California, one branch in Northern Nevada and three stand-alone SBA loan production offices serving the states of California, Nevada, Arizona and Oregon.”

Ryback concluded, “Finally, I’d like to take this opportunity to acknowledge a significant milestone in our bank’s history. That is, in 2015, we celebrated our 35th year of operations. We are very proud of what we have been able to accomplish during these years and very grateful to the communities we serve for making this journey with us. We look forward with optimism and enthusiasm to the years ahead.”

Financial Highlights

December 31, 2015 compared to December 31, 2014

Balance Sheet

●	Total assets increased by $60.4 million, or 11%, to $599 million.
●	Gross loans increased by $30.6 million, or 8%, to $401 million at December 31, 2015 compared to $370 million at December 31, 2014.
●	Total deposits increased by $59.4 million, or 13% to $527 million at December 31, 2015.
●	Total equity increased by $6.0 million to $42.5 million.
●	Book value per share increased by $1.18, or 16% to $8.79 at December 31, 2015, up from $7.61 at December 31, 2014.

Asset Quality

●	Net charge-offs decreased by $693 thousand, or 59% to $473 thousand from $1.2 million.
●	Net charges-offs as a percent of average loans declined from 0.33% to 0.12%.
●	The ratio of nonperforming loans to total loans decreased from 1.79% to 1.13% and the ratio of nonperforming assets to total assets decreased from 1.90% to 1.06%

Income Statement

Year ended December 31, 2015 compared to December 31, 2014

●	Net income increased by $1.1 million or 23% to $5.8 million and diluted EPS increased by $0.20 or 21% to $1.15 from $0.95.
●	Net interest income increased by $2.0 million to $21.4 million.
●	Non-interest income increased by $400 thousand to $7.7 million.
●	Return on average equity increased to 14.6% from 14.0%.
●	Return on average assets increased to 1.02% from 0.89%.
●	The Company’s efficiency ratio improved to 63.5% from 66.7%.

Three months ended December 31, 2015 compared to December 31, 2014

●	Net income increased by $304 thousand or 23% to $1.6 million and diluted EPS increased by $0.06 or 22% to $0.33 from $0.27.
●	Net interest income increased by $323 thousand to $5.6 million.
●	Return on average equity increased to 15.5% from 14.8%.
●	Return on average assets increased to 1.09% from 0.96%.

Loans, Deposits, Investments and Cash

Loans increased by $30.6 million, or 8%, from $370.4 million at December 31, 2014 to $401.0 million at December 31, 2015. The increase in loan balances includes $28.8 million in commercial real estate loans, $5.6 million in commercial loans, $4.5 million in agricultural loans and $3.7 million in automobile loans. These increases were partially offset by declines of $8.4 million in construction loans and $3.6 million in all other loan types. Construction and land development loans, which management has identified as a higher-risk loan category, represented 4.0% and 6.6% of the loan portfolio as of December 31, 2015 and December 31, 2014, respectively.

Total deposits increased by $59.4 million from $468 million at December 31, 2014 to $527 million at December 31, 2015. Core deposit growth remained strong in 2015 as evidenced by increases of $28.4 million in demand deposits, $19.6 million in savings accounts, $9.1 million in interest-bearing transaction accounts (NOW) and $6.4 million in money market accounts. Time deposits declined by $4.1 million, much of which we attribute to migration into other types of deposits given the low rates and lack of liquidity associated with time deposits. The Company has no brokered deposits.

Total investment securities increased by $6.4 million to $96.7 million at December 31, 2015, up from $90.3 million at December 31, 2014. The largest component of this increase was a $9.8 million increase in obligations of states and political subdivisions. This was partially offset by a $5 million decrease in U.S. Government-sponsored agency securities. Cash and due from banks increased by $22.6 million from $45.6 million at December 31, 2014 to $68.2 million at December 31, 2015.

Shareholders’ Equity

Total shareholders’ equity increased by $6.0 million from $36.5 million at December 31, 2014 to $42.5 million at December 31, 2015. The $6.0 million includes earnings during the twelve month period totaling $5.8 million with the balance of $0.2 million mostly representing stock option activity.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at December 31, 2015 were $6.3 million, down from $10.2 million at December 31, 2014. Nonperforming assets as a percentage of total assets decreased to 1.06% at December 31, 2015 down from 1.90% at December 31, 2014. OREO declined by $1.8 million or 51% from $3.6 million at December 31, 2014 to $1.8 million at December 31, 2015. Nonperforming loans at December 31, 2015 were $4.5 million, a decrease of $2.1 million, or 31% from the $6.6 million balance at December 31, 2014. Nonperforming loans as a percentage of total loans decreased to 1.13% at December 31, 2015, down from 1.79% at December 31, 2014.

During the years ended December 31, 2015 and 2014 we recorded a provision for loan losses of $1.1 million. Net charge-offs totaled $473 thousand during the twelve months ended December 31, 2015 and $1.2 million during the same period in 2014. Net charge-offs as a percentage of average loans decreased from 0.33% during 2014 to 0.12% during the year ended December 31, 2015. The allowance for loan losses totaled $6.1 million at December 31, 2015 and $5.5 million at December 31, 2014. The allowance for loan losses as a percentage of total loans increased slightly from 1.47% at December 31, 2014 to 1.52% at December 31, 2015.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $21.4 million for the year ended December 31, 2015, up $2.0 million, or 10%, from $19.4 million for 2014. Mostly related to an increase in average loan balances, interest income increased by $1.5 million, or 7% from $21.1 million during 2014 to $22.6 million during the current year. Related to the redemption of the Company’s $7.5 million subordinated debenture in April, 2015, interest expense declined by $489 thousand to $1.2 million during 2015. Net interest margin is net interest income expressed as a percentage of average interest-earning assets. As a result of the changes noted above, the net interest margin for 2015 increased to 4.10%, up from 4.05% during 2014.

Net interest income, on a nontax-equivalent basis, for the three months ended December 31, 2015 was $5.6 million, an increase of $323 thousand from the $5.3 million earned during the same period in 2014. Similar to the twelve month comparison, the largest component of the increase in net interest income was an increase in average loan balances. However, this was partially offset by a decline in loan yield from 5.67% during the 2014 quarter to 5.38% during the three months ended December 31, 2015. During the three months ended December 31, 2014 the Company benefited from a prepayment fee of approximately $0.2 million on a large commercial real estate loan which increased overall loan yield by approximately 22 basis points. Interest expense declined from $405 thousand during the three months ended December 31, 2014 to $265 thousand during the quarter ended December 31, 2015. The largest component of this decline was a reduction of $188 thousand related to interest on the subordinated debenture during the 2014 quarter. Net interest margin for the three months ended December 31, 2015 decreased to 4.03%, down from 4.16% during the fourth quarter of 2014.

Non-Interest Income/Expense

During the year ended December 31, 2015 non-interest income totaled $7.7 million an increase of $400 thousand from the year ended December 31, 2014. The largest component of this increase was an increase in gain on sale of SBA loans of $546 thousand. Gains on sale of securities were $21 thousand during 2015 and $128 thousand in 2014. In addition, the 2014 quarter included a $148 thousand gain on sale of our credit card portfolio.

During the three months ended December 31, 2015 non-interest income totaled $1.8 million, a decrease of $36 thousand from the three months ended December 31, 2014. This decrease was mostly related to the $148 thousand gain on sale of our credit card portfolio during the 2014 quarter.

Non-interest expense increased by $646 thousand to $18.5 million during the twelve months ended December 31, 2015, up from $17.8 million during 2014. The largest component of this increase was an increase in salary expense of $559 thousand. This increase includes an increase in loan production personnel costs, costs associated with our new Reno, Nevada branch, an increase in commissions earned on the sale of SBA loans, related to an increase in sales volume, and merit and promotional wage increases.

Non-interest expense totaled $4.5 million during the three months ended December 31, 2015 and December 31, 2014.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and one branch in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of December 31,
	2015	2014	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$68,195	$45,574	$22,621	49.6%
Investment securities	96,704	90,320	6,384	7.1%
Loans, net of allowance for loan losses	396,833	366,787	30,046	8.2%
Premises and equipment, net	12,234	11,642	592	5.1%
Bank owned life insurance	12,187	11,845	342	2.9%
Real estate acquired through foreclosure	1,756	3,590	(1,834)	-51.1%
Accrued interest receivable and other assets	11,377	9,104	2,273	25.0%
Total assets	$599,286	$538,862	$60,424	11.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$527,276	$467,891	$59,385	12.7%
Accrued interest payable and other liabilities	14,329	15,710	(1,381)	-8.8%
Note payable	4,875	1,000	3,875	387.5%
Subordinated debentures	-	7,454	(7,454)	-100.0%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	556,790	502,365	54,425	10.8%
Common stock	6,475	6,312	163	2.6%
Retained earnings	36,063	30,245	5,818	19.2%
Accumulated other comprehensive loss	(42)	(60)	18	30.0%
Shareholders’ equity	42,496	36,497	5,999	16.4%
Total liabilities and shareholders’ equity	$599,286	$538,862	$60,424	11.2%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

FOR THE THREE MONTHS ENDED DECEMBER 31,	2015	2014	Dollar Change	Percentage Change

Interest income	$5,851	$5,668	$183	3.2%
Interest expense	265	405	(140)	-34.6%
Net interest income before provision for loan losses	5,586	5,263	323	6.1%
Provision for loan losses	200	350	(150)	-42.9%
Net interest income after provision for loan losses	5,386	4,913	473	9.6%
Non-interest income	1,802	1,838	(36)	-2.0%
Non-interest expenses	4,497	4,531	(34)	-0.8%
Income before income taxes	2,691	2,220	471	21.2%
Provision for income taxes	1,043	876	167	19.1%
Net income	$1,648	$1,344	$304	22.6%

Basic earnings per share	$0.34	$0.28	$0.06	21.4%
Diluted earnings per share	$0.33	$0.27	$0.06	22.2%

FOR THE YEAR ENDED DECEMBER 31,	2015	2014	Dollar Change	Percentage Change

Interest income	$22,615	$21,147	$1,468	6.9%
Interest expense	1,204	1,693	(489)	-28.9%
Net interest income before provision for loan losses	21,411	19,454	1,957	10.1%
Provision for loan losses	1,100	1,100	-	0.0%
Net interest income after provision for loan losses	20,311	18,354	1,957	10.7%
Non-interest income	7,715	7,315	400	5.5%
Non-interest expenses	18,491	17,845	646	3.6%
Income before income taxes	9,535	7,824	1,711	21.9%
Provision for income taxes	3,717	3,086	631	20.4%
Net income	$5,818	$4,738	$1,080	22.8%

Basic earnings per share	$1.21	$0.99	$0.22	22.2%
Diluted earnings per share	$1.15	$0.95	$0.20	21.1%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

	December 31,
	2015	2014
AVERAGE BALANCES FOR THE YEAR ENDED
Assets	$571,990	$531,528
Earning assets	$521,681	$479,921
Loans	$386,070	$353,389
Deposits	$503,343	$464,067
Total equity	$39,844	$33,810

CREDIT QUALITY DATA
Allowance for loan losses	$6,078	$5,451
Allowance for loan losses as a percentage of total loans	1.52%	1.47%
Nonperforming loans	$4,546	$6,625
Nonperforming assets	$6,332	$10,228
Nonperforming loans as a percentage of total loans	1.13%	1.79%
Nonperforming assets as a percentage of total assets	1.06%	1.90%
Year-to-date net charge-offs	$473	$1,166
Year-to-date net charge-offs as a percentage of average	0.12%	0.33%
loans

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.34	$0.28
Diluted earnings per share for the quarter	$0.33	$0.27
Quarterly weighted average shares outstanding	4,831	4,796
Quarterly weighted average diluted shares outstanding	5,055	5,010
Basic earnings per share, year-to-date	$1.21	$0.99
Diluted earnings per share, year-to-date	$1.15	$0.95
Year-to-date weighted average shares outstanding	4,817	4,793
Year-to-date weighted average diluted shares outstanding	5,058	4,977
Book value per common share	$8.79	$7.61
Total shares outstanding	4,835	4,799

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	15.5%	14.8%
Annualized return on average assets	1.09%	0.96%
Net interest margin	4.03%	4.16%
Efficiency ratio	60.9%	63.8%

YEAR END KEY FINANCIAL RATIOS
Return on average equity	14.6%	14.0%
Return on average assets	1.02%	0.89%
Net interest margin	4.10%	4.05%
Efficiency ratio	63.5%	66.7%
Loan to Deposit Ratio	76.0%	79.2%

PLUMAS BANK CAPITAL RATIOS
Tier 1 Leverage Ratio	9.4%	9.8%
Common Equity Tier 1 Ratio	12.7%	N/A
Tier 1 Risk-Based Capital Ratio	12.7%	13.2%
Total Risk-Based Capital Ratio	14.0%	14.4%